Exhibit 99.1

News Release – July 28, 2009
Franklin Financial Services Corporation
Kenneth C. Ditzler (717) 261-3665

Franklin Financial reports earnings decline

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,639,000 for the second quarter ended June 30, 2009. This compares with $2,451,000 for the second quarter in 2008, representing a 33.1% decline. Net income for the first six months of 2009 was $3,740,000 compared with $4,982,000 for the same period in 2008, down 24.9%.

On a per share basis, diluted earnings were $.43 for the quarter ended June 30, 2009 and $.98 for the first six months of 2009, compared to $.64 and $1.30 for the same periods in 2008.

The significant items that negatively impacted 2009 earnings in the first two quarters included: $421,000 in write-downs from investments categorized as other than temporarily impaired, a $514,000 increase in the provision for loan loss, and a $450,000 FDIC special assessment to replenish the bank insurance fund which has been depleted by bank closings across the nation.

“These items are a sign of the current financial times. Lower stock market values, increased loan delinquency, a low interest rate environment, and bank failures are symptoms of today’s economy, and they are having a significant impact on all of us – individually and in business, particularly those of us in the banking and financial services industry,” commented William E. Snell, Jr., president and CEO. “Our increased provision for loan loss is impacted by both loan quality and loan growth. And we’ve been very effective at growing loans, particularly commercial loans. Assets, deposits, and loans all showed double-digit growth and our core business remains strong.”

Total assets at June 30, 2009 reached a record $966.7 million, an increase of 13.4% over total assets of $852.2 million at June 30, 2008. Net loans totaled $695.5 million, an increase of 14.5%, while total deposits and repurchase agreements grew 14.6% to $775.0 million at June 30, 2009 from totals a year earlier. The market value of trust assets under management remained relatively unchanged at $495.5 million on June 30, 2009.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg. Its wholly owned subsidiary, F&M Trust has twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.